SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

WESTERN ASSET HIGH INCOME FUND II INC.

(Name of Registrant as Specified in Its Charter)

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October 10, 2019

Dear Fellow Stockholder:

You have an important choice to make regarding the future of your investment ahead of the Western Asset High Income Fund II Annual Meeting of Stockholders on October 25, 2019 (“the Annual Meeting”). Your Board and management team are achieving the Fund’s investment objectives — to deliver high current income and strong total returns to you, our stockholders. In contrast, Saba Capital, an activist hedge fund, has nominated individuals to stand for election to the Board in order to facilitate its own self-interested agenda to the detriment of the long-term interests of our stockholders. Protect your investment and vote to re-elect the Board’s nominees who are acting in your best interest.

The Fund Continues To Deliver Strong Stockholder Returns With Consistently

Improving Distributions

In Contrast, Funds That Implemented Saba Capital’s Standard Agenda Have Underperformed Versus Peers

●   Based on research of 11 closed-end funds recently targeted by Saba Capital that surrendered to the hedge fund’s demands, more than 80% underperformed their peer group following the implementation of Saba Capital’s agenda.

●   Of a group of four funds that recently successfully defended against Saba Capital’s demands, 75% outperformed their peer group following Saba Capital’s defeat.[6]

If elected, Saba Capital’s nominees would potentially derail our significant momentum and prevent the Fund from successfully executing our strategy that has delivered enhanced stockholder value. Protect the value of your investment by voting on the WHITE Proxy Card “FOR” the Western Asset High Income Fund II Board Nominees and “AGAINST” Saba Capital’s Board De-Classification Proposal today.

Thank you for your support as we continue to execute our value-enhancing strategy.

Sincerely,

The Western Asset High Income Fund II Inc. Board of Directors

Your Vote is Important, No Matter How Many or How Few Shares You Own

You can vote by internet, telephone or by signing and dating the WHITE proxy card and mailing it in the envelope provided.

If you have any questions about how to vote your shares or need additional assistance, please contact:

Innisfree	Stockholders Call Toll Free: (877) 750-8197

Banks and Brokers Call: (212) 750-5833

REMEMBER: We urge you NOT to vote using any GOLD proxy card sent to you by Saba Capital, as doing so will revoke your vote on the WHITE proxy card.

Notes

1	The Fund’s performance is based on the price of the Fund’s securities, which are listed for trading on the NYSE.

2	The Fund’s Lipper peer group refers to the peer group of high-yield, levered closed-end funds as selected by Lipper, an independent nationally recognized provider of investment company information.

3

The benchmark is based on the following blend of indexes: 80% of the benchmark consists of the Bloomberg Barclays U.S. Corporate High Yield —2% Issuer Cap Index; and 20% of the benchmark consists of the JPMorgan Emerging Markets Bond Index Global (EMBI Global). Please note that an investor cannot invest directly in an index. Additional information about the indexes can be found in the Fund’s annual shareholder report. Additional information about the Fund’s performance and about the history of the Board and the Fund’s management generating strong investor returns is included in the Fund’s Proxy Statement and in the Fund’s annual shareholder report.

4	1-year returns as of June 30, 2019.

5	Yield based on market price as of June 30, 2019.

6

Based on SEC filings. Performance for periods following the funds reaching a standstill agreement or initiating a tender offer. For additional information regarding this analysis, please refer to the Fund’s investor presentation available at https://www.sec.gov/Archives/edgar/data/1058239/000119312519262850/d808174ddefa14a.htm.

Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice.

All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.